UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

KCG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Purchase Agreement

On March 10, 2015, KCG Holdings, Inc. (“KCG”), as issuer and its subsidiaries, GETCO, LLC, GETCO Holding Company, LLC, Global Colocation Services LLC, Knight Capital Group, Inc. and Knight Capital Holdings LLC, as guarantors (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with Jefferies LLC as initial purchaser (the “Initial Purchaser”), pursuant to which KCG agreed to sell, and the Initial Purchaser agreed to purchase, $500 million aggregate principal amount of KCG’s 6.875% Senior Secured Notes due 2020 (the “Notes”), in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Purchase Agreement contemplates the resale by the Initial Purchasers of the Notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act (the “Offering”).

The Purchase Agreement contains customary representations, warranties and agreements of KCG and the Guarantors, conditions to closing, indemnification rights and obligations of the parties and termination provisions. Under the terms of the Purchase Agreement, KCG and the Guarantors agreed to indemnify the Initial Purchaser against certain specified types of liabilities, including liabilities under the Securities Act, to contribute to payments the Initial Purchaser may be required to make in respect of those liabilities and to reimburse the Initial Purchaser for certain expenses. In the ordinary course of business, the Initial Purchaser and its affiliates have performed and may in the future perform various commercial and investment banking and investment banking services with, and provide financial advisory services to, KCG and its affiliates for which they have received or may receive customary fees and expenses. The Initial Purchaser (and its affiliates) is the second largest stockholder of KCG with an approximately 19.6% ownership (based on the total outstanding shares of common stock of KCG as of February 25, 2015).

The sale of the Notes to the Initial Purchaser under the Purchase Agreement was completed on March 13, 2015.

The above summary of the Purchase Agreement and the Offering does not purport to be complete and is qualified in its entirety by the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 1.1 and incorporated by reference herein. On March 11, 2015, KCG issued a press release announcing that it priced the Offering. A copy of the press release is attached as exhibit 99.1 hereto and is incorporated by reference herein.

The description of the Indenture and Security Agreement in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets

On March 13, 2015, Knight Capital Group, Inc. (“Knight”), a wholly-owned subsidiary of KCG, completed the previously-announced sale (the “Hotspot Transaction”) of its wholly-owned subsidiary Hotspot FX Holdings, LLC (“Hotspot”) (formerly Hotspot FX Holdings, Inc.) to BATS Global Markets, Inc. (“BATS”). The Hotspot Transaction was completed pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of January 27, 2015, between Knight and BATS. Hotspot was converted from a Delaware corporation to a Delaware limited liability company on March 11, 2015 in accordance with the terms of the Securities Purchase Agreement. At closing, Knight received $365 million in cash and BATS acquired all of the issued and outstanding equity interests of Hotspot.

The Hotspot Transaction was structured as an asset sale for income tax purposes and BATS and Knight have agreed to share certain related tax benefits that potentially accrue to BATS after the closing. Knight will share in 70% of the actual tax benefits to BATS for the first three years after the closing and 50% of the actual tax benefits thereafter (the “Annual Tax Benefits”); provided that Knight has a one-time option exercisable within 30 days of the third anniversary of the closing to terminate the continued tax sharing arrangement in exchange for a one-time payment of $50 million. If Knight does not exercise this option, BATS has the right to do so for a period of 14 days after Knight’s option expires. As more fully described in the Securities Purchase Agreement, Knight will not be entitled to the Annual Tax Benefits in the first three years if, during the five month period beginning on January 27, 2015 (subject to extension in limited cases, as described in the Securities Purchase Agreement) (the “Measurement Period”), the average daily notional FX trading volume on Hotspot for any 60 trading day rolling period is less than or equal to a threshold set at 70% of the average daily notional FX trading volume on Hotspot for the month with the lowest trading volume over the last two calendar years (the “Trigger Event”) and, after the Trigger Event but during the Measurement Period, the average daily notional FX trading volume on Hotspot for any 15 trading day rolling period is not 80% or more of the average daily notional FX trading volume on Hotspot for the 2014 calendar year and no subsequent Trigger Event occurs during the Measurement Period. The occurrence of a Trigger Event will not affect Knight’s ability to exercise the buy-out option.

As of March 16, 2015, an affiliate of KCG owned approximately 16.7% of the outstanding common stock of BATS.

On March 13, 2015, KCG issued a press release announcing the completion of the Hotspot Transaction, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

The foregoing description of the Hotspot Transaction and the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Security Purchase Agreement, which is incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by KCG on January 29, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 13, 2015, KCG and the Guarantors entered into an Indenture and a Security Agreement with The Bank of New York Mellon as trustee and collateral agent with respect to the Notes.

Maturity and Prepayment

The Notes mature on March 15, 2020 and bear interest at a rate of 6.875% per year, payable on March 15 and September 15 of each year, beginning on September 15, 2015. On or after March 15, 2017, KCG may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on March 15 of the years indicated below, subject to the rights of holders of the Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	103.438%
2018	101.719%
2019 and thereafter	100.000%

KCG may also redeem the Notes, in whole or in part, at any time prior to March 15, 2017 at a price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus a make-whole premium and accrued and unpaid interest. In addition, at any time on or prior to March 15, 2017, KCG may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings, at a price equal to 106.875% of the aggregate principal amount of the Notes, plus accrued and unpaid interest.

Guarantees; Security

The Notes and KCG’s obligations under the Indenture are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Notes and the obligations under the Indenture are currently secured by pledges of all of the equity interests in each of KCG’s and the Guarantors’ existing and future domestic subsidiaries (but limited to 66% of the voting equity interests of controlled foreign company subsidiaries and excluding equity interests in regulated subsidiaries to the extent that such pledge would have a material adverse regulatory effect or is not permitted by applicable law) and security interests in substantially all other tangible and intangible assets of KCG and the Guarantors, in each case subject to customary exclusions; provided, however, that if in the future KCG or any of the Guarantors enter into certain first lien obligations (as described in the Indenture) the collateral agent is authorized by the holders of the Notes to enter into an Intercreditor Agreement pursuant to which the lien securing the Notes would be contractually subordinated to the lien securing such first lien obligations, to the extent of the value of the collateral securing such obligations. The Notes are effectively subordinated to any existing and future indebtedness that is secured by assets that do not constitute collateral under the Notes, to the extent of the value of such assets.

Covenants

The Indenture contains customary affirmative and negative covenants for notes of this type, including limitations on indebtedness, liens, hedging agreements, investments, loans and advances, asset sales, mergers and acquisitions, dividends, transactions with affiliates, prepayments of other indebtedness, restrictions on subsidiaries, issuance of capital stock, negative pledges and business activities. The negative covenants are subject to customary exceptions, qualifications and “baskets,” including in respect of indebtedness and liens incurred in the ordinary course of business by broker-dealer subsidiaries, other operating regulated entities, licensed mortgage subsidiaries or any other subsidiary substantially all of whose business and operations are substantially similar to some or all of the business and operations of the foregoing entities that are in existence as of the date of the Indenture, including margin lending, stock lending and repurchase agreements and reverse repurchase agreements. In addition, certain of the negative covenants are subject to exceptions for a specified amount of the proceeds received from the sale of Hotspot (as described in Item 2.01 above).

If at any time the Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group and no default or event of default has occurred and is continuing under the Indenture, certain of the restrictive covenants will be suspended and will not apply to KCG or its restricted subsidiaries; provided, however, that such covenants will be reinstated if the Notes subsequently cease to be rated or are no longer assigned an investment grade rating by both rating agencies.

Events of Default

The Indenture contains events of default customary for notes of this type, including: nonpayment of principal, interest, fees and other amounts when due; violation of covenants; cross-payment default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; collateral matters; and the failure to make a repurchase offer in the event of a change of control trigger event or certain asset sales; subject, where appropriate, to threshold, notice and grace period provisions.

The above summary of the Indenture, Security Agreement and the Notes does not purport to be complete and is qualified in its entirety by the Indenture (including the form of note) and the Security Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 4.1 and 10.1, respectively, and incorporated by reference herein.

The Notes and the guarantee of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01	Other Events

On March 13, 2015, KCG used a portion of the gross proceeds from the Offering to deposit with the trustee under its existing 8.250% Senior Secured Notes due 2018 (the “Senior Secured Notes”) an amount sufficient to redeem all of the outstanding $305.0 aggregate principal amount of Senior Secured Notes in full and in connection therewith satisfied and discharged the indenture governing the Senior Secured Notes. In addition, on March 16, 2015, KCG repaid all of Knight’s outstanding $117.3 million aggregate principal amount of 3.50% Cash Convertible Senior Subordinated Notes due 2015, at maturity.

Item 9.01	Financial Statements and Exhibits

(b)	Pro forma financial information

The unaudited pro forma condensed consolidated financial statements of KCG as of and for the year ended December 31, 2014, which give effect to the Hotspot Transaction, are incorporated herein by reference to Part II, Item 9B of the Annual Report on Form 10-K filed by KCG on March 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: March 16, 2015

KCG HOLDINGS, INC.

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated March 10, 2015 among KCG Holdings, Inc., the guarantors named therein and Jefferies LLC.

2.1	Securities Purchase Agreement, dated January 27, 2015, between Knight Capital Group, Inc. and BATS Global Markets, Inc. (incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by KCG on January 29, 2015).

4.1	Indenture, dated March 13, 2015 among KCG Holdings, Inc., the guarantors named therein and The Bank of New York Mellon, as trustee and collateral agent.

10.1	Security Agreement, dated March 13, 2015 among KCG Holdings, Inc., the guarantors named therein and The Bank of New York Mellon, as trustee and collateral agent.

99.1	Press Release of KCG Holdings, Inc., dated March 11, 2015.

99.2	Press Release of KCG Holdings, Inc., dated March 13, 2015.

99.3	Unaudited pro forma condensed consolidated statement of financial condition for KCG as of December 31, 2014 and unaudited pro forma condensed consolidated statement of operations for KCG for the year ended December 31, 2014 (incorporated herein by reference to Part II, Item 9B of the Annual Report on Form 10-K filed by KCG on March 2, 2015).